EXHIBIT 10.7

Financial Transaction Agreement

Unit/Organization:	Hsinchu Department/ Regional Center

Customer:	Silicon Motion Inc.

Contract Date:	November 25, 2004

(Exclusively for general credit line)

Financial Transaction Agreement

I: Financial Transaction Master Agreement

The Contractor hereto agrees to observe the following terms and conditions with respect to transactions with the Bank. Unless expressly indicated otherwise, any request, instruction, confirmation, transaction agreements and other documents submitted and signed by the Contractor shall be governed by provisions of this Agreement. For any person authorized by the Contractor to undertake the transaction, see “Authorization Letter to Authorized Person”.

Article 1	Definition:

1.	Business day: refers to any day on which banks in Taipei, Taiwan, R.O.C are open for business. International market practices shall apply in case of any foreign currency involved.

2.	Currency: refers to NTD and legal currencies of all other countries.

3.	Foreign Exchange: refers to all legal currencies other than NTD.

4.	Spot: transactions with physical delivery or cash settlement on the business date, the following business day or two business days after the transaction date.

5.	Forward: refers to a transaction in which a business is designated as the expiration date for a certain amount of physical delivery or settlement for difference at a specific price.

6.	Call: refers to the holder’s right (not obligation) to buy a certain amount of target currency at the exercise price from an option seller.

7.	Put: refers to the holder’s right (not obligation) to sell a certain amount of target currency at the exercise price from an option buyer.

8.	American option: refers to an option that can be exercised at any time between the purchase date and the expiration date.

9.	European option: refers to an option that can only be exercised on the date of expiration.

10.	Premium: refers to an amount of money acquired upon sale of the options.

11.	Knock-in: refers to a valid option when a spot price reaches an agreed price level.

12.	Knock-out: refers to a invalid option when a spot price reaches an agreed price level.

13.	Forward rate agreement: refers to a transaction with respect to receipt or collection of a certain amount of interests at a specific interest rate during a specific interest period designated on the transaction date.

14.	Cap: refers to the holder’s right (not obligation) to pay the interest at the exercise interest rate where the market interest rate is above the exercise interest rate on the agreed fixing date.

15.	Floor: refers to the holder’s right to receive the interests at the exercise interest rate where the market interest rate is below the exercise interest rate on the agreed fixing date.

16.	Fixing Date or Expiry Date: the business day when the market price is compared with the agreed price.

17.	Settlement Date: the business day of physical delivery or settlement for difference, usually the second business day following the fixing date.

18.	Swap: a contract with respect to buying/selling foreign exchange in the spot or forward market and selling/buying the same amount of foreign exchange in the forward market at the same time.

19.	Interest Rate Swap: a contract where interests are periodically exchanged with different exchange rates of a single currency as the object of exchange.

20.	Cross Currency Swap: a contract where principals and interests are exchanged between different currencies.

21.	Structure Investment Contract: a contract with respect to a deposit interest rate linked to one or more objects; the interest rate may rise properly under some circumstances or fall otherwise. The principal of structure deposit may be impaired depending on the regulated conditions.

Unless otherwise specified in this Agreement, the terms and definitions used herein and the transaction agreement shall be governed by and construed in accordance with applicable national laws, the latest version of ISDA, or current market conventions.

Terms and definitions not covered in this Agreement shall be construed in accordance with the individual transaction confirmation, the memorandum on conditions, or market convention.

Article 2	Transaction Agreement

1.	Quotation: The Contractor may require the Bank to provide reference prices at any time but the Bank is not obliged to make transactions with the Contractor according to the reference prices. No transaction agreement is made unless the Contractor issues requests for transactions and completes the necessary transaction processes.

2.	Memorandum on conditions: The written memorandum on conditions provided by the Bank in terms of the transaction nature, conditions and/or risks shall be regarded as the reference quotation.

3.	Suggestions: The Contractor may require the Bank to provide transaction suggestions for reference only. All transactions shall be carried out at the Contractor’s own discretion. The Bank is not responsible for gains and losses from the transactions. The bank may refuse to provide any suggestions depending on the situations.

4.	Request: The Contractor may make transaction requests in oral or written form (referred to as “the Request” hereinafter). The Contractor shall be subject to the Request once such a request is fulfilled during the agreed period or before withdrawal of the Request. The Bank may reject the request depending on the situations.

5.	Instructions: For the purpose of this Agreement or as required by the transactions, the Contractor may send instructions in oral or written form (referred to as “the Instruction” hereinafter). The Bank shall process the Instruction accordingly without any objection of the Contractor.

6.	Oral and Written Form: For the purpose of this Agreement, the Contractor authorizes the Bank, at its sole and absolute discretion, to identify and process Contractor’s oral/ written requests, instructions, confirmation and other relevant behaviors. “Oral form” refers to a behavior conducted by a Contractor’s authorized person personally or by telephone. The Contractor agrees that the Bank may record the conversation between the parties and file them as evidence. “Written form” refers to a behavior conducted through hard copy, telegraph or facsimile. Without objection, the Contractor authorizes the Bank to deal with a telegraph or fax copy as the original copy. The Bank shall confirm with the Contractor unclear words or numbers on the facsimile copy or questions.

7.	Close-out: Upon confirmation of the transaction, the Contractor has the right to make reverse transaction to close out all or part of the original transaction.

Article 3	Confirmation, Clearance, and Delivery:

1.	Confirmation: Except spot transactions, the Bank will send a written confirmation letter to the Contractor within three business days after the following day of the transaction date. Upon confirmation, the Contractor shall affix the corporate stamp and the responsible person’s stamp, or the confirmation stamp authorized with the forgoing two stamps, and shall reply such a confirmation letter. Should the Contractor have any question about the transaction details described in the confirmation letter, the Contractor shall immediately contact the Bank by telephone for objection. The Bank shall investigate the transaction terms in question. If there is any inconstancy between oral transaction and the transaction details described in the confirmation letter, the oral transaction shall supersede. No matter whether the Bank has received the Contractor’s confirmation letter, the Contractor shall be deemed to have accepted and agreed on the confirmation latter if it doesn’t raise objections within one business day after receipt of the confirmation letter, seven days after the sending such a confirmation letter or fourteen days after the transaction date (which is earlier). The Bank shall re-send the confirmation letter in case of any inconsistency found through investigation. The Contractor obliged to reply the confirmation letter to the Bank even if delivery or settlement has been completed prior to the said reply.

2.	Clearance: Gains or losses of a close-out shall be paid by the party of loss to the other party. The Contractor agrees that the Bank calculates gains or losses of the close-out. The two parties are subject to the unclosed-out position that is still valid.

3.	Delivery: The Contractor is entitled to acquire the proceeds from the transactions only after delivering to the Bank the payable immediately available funds.

4.	Automatic Close-out: The Bank may automatically close out a transaction which matures on a business day at the then market price without instruction at 3 p.m. Taipei Time where necessary.

5.	Offset: The Bank and the Contractor shall pay to each other the net balance after mutual offsetting with respects to gains and losses of transactions which expire on the same business day.

Article 4	Premium

1.	Payment: Unless otherwise stated by the parties in written, premiums shall be paid to the other party on respective payment dates according to international and domestic market conventions.

2.	Delay: If the seller of the objective right doesn’t receive the premium on the payment date, it may choose to:

(1)	accept the delayed payment of the premium:

(2)	notify the buyer in written. The buyer will be deemed to have breached the contract upon failure to pay the premium within two business days after the notification, and the seller may exercise the right to the dispose the objective right.

3.	Compensation for Delay: The buyer shall indemnify the seller fully against all expenses, interests and losses arising from the seller’s handling of delayed payment of premium.

4.	Currency and Amount: The currency and an amount of premium under this Agreement are determined by the Bank.

Article 5	Losses and Collateral

1.	Margin: The Contractor shall at all times maintain Collateral with the Bank of not less percent ( %) of the then outstanding Transactions (as calculated and determined by the Bank). (* If no margin is required, insert “zero” in the blank.)

2.	Mark-to-market Losses:

At any time on each day, the Bank may mark to market all Transactions and if at any time the mark-to-market losses of the Contractor exceed the Loss Limit, the Bank shall be entitled to request from the Contractor Collateral, in addition to any Collateral provided for in Section 2.1, in an amount equal to the amount by which mark-to-market losses exceed the Loss Limit. The calculation of mark-to-market losses shall be as determined by the Bank.

3.	Close-out:

If any Collateral is not received by the Bank when due, the Bank shall be entitled, but not obliged to, and shall not be liable to the Customer in any respect for any loss arising from any failure to close-out any and all Transactions immediately. Should the Bank be entitled to effect such closing out, the timing thereof shall be determined by the Bank at its sole discretion. All expenses or losses incurred to the Bank in relation to close-out of the position shall be determined by the Bank and borne by the Contractor

Article 6	Breach of Agreement

1.	Breach of the Agreement: Each of the events stated below is regarded as breach of the Agreement (referred to as “the breach” hereinafter):

(1)	The Contractor fails to make payments or provide margin as agreed in this Agreement or make payments with respect to other agreements with the Bank when due.

(2)	The performance of this Agreement becomes illegal, incapable or difficult to the Contractor or the Bank.

(3)	The Bank finds that the financial statements and transaction-related agreement and documents provided by the Contractor to be untrue or misleading.

(4)	The Contractor declares or is declared bankrupt, dissolved, reorganized, or collateral lien or detained.

(5)	The Contractor fails to make timely payments under agreements with others. Or, the Bank releases a written statement that the Contractor’s (as principal debtor or guarantor) financial liability has accelerated due or has been allowed to accelerate due.

(6)	Any situation, which the Bank views that the Contractor is to default or fails to fulfill the obligations contained herein or any obligations pertaining to a transaction based on its reasonable judgment; however, the situation shall be only deemed as a breach when the Bank submits a declaration in written.

2.	Consequence of Breach: Upon occurrence of any of the breaches, the Contractor has no right to conduct any transaction with the Bank. The Bank shall be entitled, but not obliged to, take any of the actions below at any time:

(1)	Declares that all payments relating to this Agreement, the transaction contract, and transaction amounts payables to the Bank to be immediately due.

(2)	Cancels transaction requests and/or close out all Transactions immediately in accordance with fair market prices. The Contractor shall not claim rights to positions favorable to the Contractor only.

(3)	Disposes the Margin or the Collateral and use the proceeds to offset the due payments. The Bank is not obliged to exercise the above-mentioned rights at a time or in such a manner as in favor of the Contractor.

3.	Deferred Interest Rate: Upon the Contractor’s failure to make timely payments under this Agreement or Transaction Contract, the Contractor shall pay the Bank extra amount of fund cost plus 2% during the deferred period, from the due date to the payment date. The manner in which the Bank obtains the funds and its source shall be determined by the Bank at its sole discretion.

4.	Temporary Credits of the Bank: The Contractor hereby authorizes the Bank to decide at its sole discretion, whether the Collateral or other offset funds shall be allocated as the Bank’s temporary credits to maintain its rights against the Contractor before the Contractor’s indebtedness to the Bank under this Agreement is due.

Article 7	Indemnifications

In addition to provision in the previous article, the Contractor shall be responsible for the Bank’s expenses, losses, expenditures and liabilities resulting from the Contractor’s failure to honor its obligations under this Agreement, and/or any transaction contract or other transactions. Furthermore, the damages shall include the Bank’s costs, expenses and other payables arising from the Customer’s failure to receive/ pay money in accordance with terms and conditions of transactions. The damages shall also include the Bank’s losses (including lost gains), fines and other expenses because of the Bank’s fund cost to implement this Agreement, and/or any transaction contract, or transaction due or almost due.

Article 8	Miscellaneous

1.	Expenses and Expenditures: At the Bank’s request, the Customer agrees to pay for the Bank’s expenditures and costs arising from exercising and maintaining its rights under this Agreement, Transaction Contract or other transaction-related rights (including but not limited to interest, attorney fee and other expenses).

2.	Currency and Amount: The Customer shall pay for the currency and amount of the agreement in accordance with the Transaction Contract and shall not deduct any amount in the name of expenses, taxes or any others. Upon payments with other currencies, the exchange rate shall be determined by the Bank based on the fair market price basis. The Bank is entitled to decline Customer’s payment with other currencies depending on the situations.

3.	Legitimacy: In case where the Bank is required to suspend this Agreement or any Transactions pursuant to provisions or order of competent authorities, the Bank may close-out or settle any and all Transactions herein immediately. The Customer shall be responsible for the losses caused and shall not claim any rights or make any requests against the Bank as a result of this.

4.	Right of set-off: Upon the Customer’s failure to make payments according to this Agreement or other agreements between the parties in time, the Bank is entitled to, but not obliged to, off-set the above-mentioned amount payables with the Customer’s deposit at the Bank or the Bank’s amounts or debts payable to the Customer (no matter they are incurred due to this Agreement or others, and irrespective of the currency and amount) within the maximum scope of the related laws (not limited to the existing rights under this Agreement and others.)

5.	Calculation Agency: The Bank is the calculation agency of all amounts related to the Agreement.

6.	Taxes: Taxes resulting from the Transaction shall be borne by the parties hereto in accordance with relevant laws. Unless agreed by the Bank in written, the Customer shall not demand the Bank to pay taxes that shall be borne by the Customer.

7.	Other Agreements (if applicable): Agreements that have been signed or to be signed between the Customer and the Bank shall also apply to Transactions in this Agreement.

II: Secured Transaction Contract

The Contractor agrees the time deposit at the Bank to be the Collateral of the transaction performance of spot foreign exchange, forward foreign exchange, FX swap or FX option at the money market for 6 months. The Contractor agrees that the terms and conditions set forth in the “Financial Transaction Contract” of the Bank shall apply.

Article 1	Before the Transaction, the value of the Collateral provided by the Contractor shall not be less than 5% of the transaction amount; while after the Transaction, the balance of Collateral value minus the market-evaluated loss (referred to as Balance hereinafter) shall not be less than 3% of the transaction amount. In case of Balance ratio lower than 3%, the Contractor shall provide additional Collateral to restore the Balance ratio to be 5% as soon as possible. Upon the Contractor’s failure to provide additional Collateral within two business days after the Bank’s notification, the Bank is entitled to close out the Contractor’s Transactions and the Contractor shall be without objection. In case of balance ratio lower than 1%, no matter whether the additional Collateral is provided, the Bank is entitled to close out the Contractor’s Transactions and the Contractor shall be without objection. Even if the value of Contractor’s position reverses thereafter or the additional Collateral is provided after the agreed period, the Bank is still entitled to close out the Contractor’s Transactions. The Bank shall have the right to manage the calculation and determination of market-evaluated loss and Balance ratio. Upon dramatic fluctuation of the Transaction market, the Contractor shall agree to adjust the amount of Collateral in accordance with the Bank’s new balance ratio.

Article 2	The Bank’s notification of additional Collateral shall be deemed to have been received upon the Bank’s telephone record, the first registered mail arriving the address below, or the first registered mail delivered to the address below after a reasonable period. Upon failure to provide additional Collateral timely, the Contractor shall have no objection to the close-out of its transactions by the Bank and shall not claim any damages against the Bank hereafter.

III: Agreement on Spot Foreign Exchange, Non-spot Delivery

In consideration of spot foreign exchange Transactions between the Contractor and the Band, the parties hereto agree as follows.

Article 1	The Transaction is valid after the confirmation of the parties on the trade date. The Contractor shall have the money and necessary documents ready on the delivery date to complete the delivery with the Bank at the agreed price.

Article 2	Unless otherwise stated in this Agreement expressly, terms and conditions of this Agreement shall apply to any requests, instructions, confirmation letter, transaction contract, and other documents issued and signed by the Contractor. Matters that have not been covered in this Agreement shall be governed in accordance with individual transaction’s confirmation letter, memorandum on conditions or market conventions.

Article 3	The Contractor may require the Bank to provide reference prices at any time but the Bank is not obliged to make transactions with Contractor according to the above-mentioned reference prices. No transaction agreement is made due to provision of reference prices by the Bank unless the Contractor requests so and completes the necessary Transaction processes.

Article 4	The Contractor may send Transaction requests or instructions orally or written. The Contractor is subject to of the request or instructions during the agreed period or before the withdrawal. The Bank may refuse to accept the request or instructions depending on the situation. “Oral” refers to the activities by Contractor’s authorized person personally or by telephone. The Contractor agrees that the Bank may record the conversations between the parties. “Written” refers to the activities through hard copy, telegraph or fax copy. Without any objection, the Contractor hereby authorizes the Bank to deals with telegraph or fax copy as the original copy.

Article 5	In the event that the Contractor fails to complete the delivery on the delivery date as agreed in the warranty letter, or under any of the following circumstances:

1.	The performance of this Agreement becomes illegal, incapable or difficult to the Contractor or the Bank.

2.	The Bank finds that the agreements, documents relating to the transaction provided by the Contractor or its representative to be untrue or misleading.

3.	The Contractor fails to make timely payments payable under agreements with others. Or, the Bank releases a written statement that the Contractor’s (as principal debtor or guarantor) financial liability has accelerated due or has been allowed to accelerated due .

4.	Upon other events, the Bank reasons that the Contractor will not, or will be unable to honor its obligations under this Agreement, any of the Transactions or any transaction-related obligations and the Bank releases a written statement; The Bank is entitled to, but not obliged to take the following actions at any time:

a.	declares that all payments payables to the Bank with respect to transactions between the Contractor and the Bank to be immediately due.

b.	cancels transaction requests and/or close out all Transactions immediately in accordance with fair market prices. The Contractor shall not claim any rights to any positions favorable to the contractor.

c.	To the extent allowed under applicable laws (not limited to existing rights of the Bank under this warranty letter and other agreement)

(a)	the Contractor’s deposit at the Bank, and

(b)	the Bank’s payments payable or debt liabilities payable to the Contractor (no matter whether they are incurred due to this guarantee letter or other agreement and irrespective of the amount and types of currency) may be offset by expenses, losses, expenditures and liabilities arising settlement payable by the Contractor or the Contractor’s failure to honor its obligations under this warranty letter.

Article 6	This Agreement shall be governed by laws and statues of R.O.C; the parties hereby agree to submit to exclusive jurisdiction of the district court for the first instance where the head office of the Bank and its branch are located with respect to any proceedings relating to this Agreement.

IV: Contract for Forward Bond Transactions:

The contract is made by and between the Bank (referred to as “Party A” hereinafter) and the Contractor (referred to as “Party B” hereinafter) with respect to the operation guidelines for Party A in handling forward bond transactions. The parties agree to obey the following terms and conditions:

Article 1	Scope of Application

This Agreement is subject to the operation for OTC forward bond transactions between Party A and Party B. The forward transaction in this Agreement refers to transactions longer than 10 days, from the trade date to the delivery date, and no longer than 6 months (referred to as Transaction hereinafter). Unless otherwise agreed to by the parties in written, each transaction is subject to terms and conditions of this Agreement, supplementary provisions and relevant regulations of other appendixes.

Article 2	Definition

1.	Business Date: the day of which the OTC bond market is open.

2.	Trade Date: the day of the transaction done between the parties.

3.	Settlement Date: the agreed day of exchange of money and bond between the parties.

4.	Buyer: the bond buyer

5.	Seller: the bond seller

6.	Confirmation: refers to the provisions under Article 3.2 herein.

7.	Entire Contract: refers to the provisions under Article 9.1 herein.

8.	Major Events: Each party’s reorganization, liquidation, dissolution, bankruptcy, merger, temporary closing-down, being enforced under compulsory execution, being turned down by the note exchange house or other events affecting the parties’ operations.

9.	Breach of the Contract: Non-performance of the settlement obligation by either party, or major events, untrue declaration, failure, inability or unwillingness of either party to honor payment obligations under the contract.

Article 3	Commencement and Confirmation

1.	The commencement time of the Transaction can be fixed by the parties hereto either in oral or written. The transaction shall be valid as soon as it is concluded.

2.	After the transaction is concluded, either party or the parties shall immediately confirm the transaction with the other party in written or in any other manner as recognized by the parties hereto or in conformity with market conventions. The confirmation letters shall include relevant terms and conditions of each Transaction and confirm that terms and conditions in conflicts with this Agreement shall be invalid.

Article 4	Confirmation Documents

The Transaction shall be established in written, signed by Party A and Party B, and contain the terms stated below:

1.	Confirmation of the identification of Party A and Party B to be the buyer or seller respectively.

2.	Transaction bond and its terms.

3.	Transaction date.

4.	Payment and settlement date.

5.	Transaction face value.

6.	Transaction price or yield.

Article 5	The content, amount calculation and payment method of the Collateral

1.	To insure the payment and settlement obligations are honored in a timely manner, it is agreed that due to the fluctuations of the market price of the transaction bond, during the contract period, the supplementary articles concerning the Collateral’s content, amount calculation and payment method may be negotiated.

2.	The content of Collateral shall be cash (“secured cash”) or bond (“secured bond”) and be delivered in such a manner as agreed by the parties. The calculation of Collateral shall adhere to the principle of maintaining the total replacement cost losses of a single contract.

3.	The parties may take “replacement cost loss”, “the ratio of replacement cost loss accounting for the transaction amount” or “a certain period of time” as the payment condition of Collateral.

Article 6	Payment and Market Conventions

1.	Each transaction shall be paid by means of cashing income and expense unless otherwise agreed to by the parties.

2.	Price paid by the buyer shall be immediately available funds to the seller.

3.	The bond delivered by the seller shall be flawless and assignable. The buyer may demand the seller to sign on necessary documents, endorsement and other warranty to ensure the Buyer obtains the ownership.

4.	The transaction bond shall be delivered through the Central Government Bond Entry System or in other manners as agreed to by the parties.

5.	It is agreed that the market conventions shall be obeyed and that the terms and conditions of the contract shall not be in conflicts with market practices related to transaction and settlement.

Article 7	Declaration

The parties hereto make the declaration hereunder to each other and the declaration is deemed to be repeated by the contractor upon each transaction on the business day:

1.	The contractor has the right to execute and deliver the General Agreement and to conduct the transactions, payment and settlement.

2.	Each party is entering into the contract as principal or has signed on separate written documents of commissioned agents as agreed to by the parties hereto to conduct transactions by proxy.

3.	The representative signing the Agreement has been duly authorized.

4.	All the governmental permissions in connection with this contract have been obtained and remain valid.

5.	The performance, payments and settlement of this contract and transactions shall be governed by applicable laws, transaction conventions, articles of incorporations, guidelines, and regulations of the Gretai Securities Market of ROC.

Article 8	Breach of the Agreement

1.	Upon the breach of the contract, the innocent party may declare the other party of breach and is entitled to take the following actions without notice:

(1)	Terminate part or all of the transactions. The damages, losses, costs and expenses shall be borne by the breaching party.

(2)	Offset the innocent party’s responsibilities including bonds, payables and properties against the breaching party.

(3)	The innocent party may dispose of all the secured bonds held at the market price or reasonably recognized price and use the proceeds from the disposal and the secured cash to offset relevant liabilities under the contract. Or, the innocent party, at its own discretion, may provide the breaching party with credit line equivalent to the market value of the secured bonds. The latest bid price of security brokers in general markets can be used as the basis for determining the market price of the secured bonds.

(4)	Other necessary actions related to the transactions to retain and strengthen the rights and negotiation interests. The innocent party shall advise the breaching party on the actions to be taken within 3 business days after the day following the pronouncement of the breach.

2.	The innocent party may immediately take the Collateral and revenues back, pronounce the other party’s breach of the contract, and have the right to take the actions stated below without notice:

(1)	Upon the breaching party’s failure to deliver the secured bonds, the innocent party may immediately back buy bonds of equivalent volume and value at the market price or reasonably recognized price (replacement bond); or

(2)	The innocent party may back buy bonds at the latest offer price in the market of the security brokers. And the breaching party is responsible for returning the market price of the replacement bond along with other secured cash.

3.	The breaching party shall assume the below-mentioned responsibilities for the innocent party:

(1)	The attorney fees and other expenses related to the breach of the contract.

(2)	The replacement costs, damages of hedge and hedge-termination and all the commissions, expenses and processing fees related to the transactions due to the breach.

(3)	Other losses, damages, costs and expenses directly in connection with the beach.

4.	Subject to the laws, the default interest of liabilities of the breaching party shall be calculated based on the prime loan rate of Bank of Taiwan from the date of liabilities to

(1)	the date of breaching party’s complete pay-back; or

(2)	the date of full realization of the innocent party’s rights

Article 9	Entire Agreement

It is mutually agreed that each transaction, the General Agreement and all the transactions shall constitute the entire Agreement. Both parties agree to observe the following terms and conditions:

(1)	Each party shall fulfill its obligation under any transaction. Upon any party’s breach of any transaction, it is regarded as breach of the contract of all the transactions.

(2)	Upon any breach of the transaction, the innocent party may ask for compensation for other transactions between the parties and apply for property provisional detention.

(3)	Pursuant to this entire Agreement, accounts receivable or payable of transactions and other transactions may reciprocally set-off, paid or settled by the net amount or settled and bonds. The netting settlement is regarded as the completion of settlement of each transaction.

Article 10	Risk Disclosure

Forward transactions involve significant risks. Each party shall evaluate its financial status, investment objects, limit by laws and regulations, the resources to identify the the risks and the obligations of the terms and conditions of the transaction to determine whether to conduct such transactions or not.

The main risk of forward transactions is the price risk, namely the possible losses from fluctuations of market price or interest rate from the trade date to the settlement date. The second is the default risk referring to the real losses from the other party’s failure to implement the settlement obligations on the settlement date including the possible loss of the collateral given to the breaching party. The third one is the price manipulation risk. The other party may buy bonds frequently to make market or hedge becoming the monopoly of a certain bond, which cause our possible losses due to no bonds to buy in the spot market or becoming the price-taker of the other party when settlement. The last one is the risk of close-out position resulting from the other party’s close-out of the positions upon the Contractor’s failure to assume the responsibilities for the obligations under this Agreement of collateral submission and additional supplement collateral article.

The above-mentioned risk disclosure is so brief that it cannot include all the transaction risks in detail. Before entering into the transaction, each party shall consult with its advisors of business, legitimacy, taxation and accounting, read carefully the content of the General Agreement to evaluate its suitability of such transactions. It is agreed that the General Agreement and all the transactions are independently decided by the Contractor without any relationship of investment entrust or consulting with the Bank.

Article 11	Notice and Other Communication

The notice, declaration, requests and other communication shall be made by a party’s mail, fax, telegraph or note to the other party or its mailing address or changed address. The notice may be made orally first and confirmed in written or the above-mentioned method.

Article 12	Non-Transferable Clauses and Termination of Contract

1.	Except as expressly agreed in written, the rights and obligations of the contractors shall be non-transferable and unchangeable. The transaction interests under this contract shall belong to the contractor and the agreed heir only. Each party may terminate the contract by giving a written notice to the other party, but the previously established but unsettled transactions shall still be valid.

2.	The above article excludes the conditions described in Article 8. The innocent party may transfer or change all of or part of the interests and the breaching party shall have no objections.

Article 13	Jurisdictions

The General Agreement is subject to laws and regulations of R.O.C. The terms and conditions in conflict thereto are invalid.

Article 14	Non-waiver of Rights

The deferred exercise of rights or privileges under the contract shall not be deemed as a waiver. The partial exercise of the rights or privileges shall not be deemed as exemption of future exercise.

Article 15	Recording

It is mutually agreed to record price negotiation on the telephone by electronic media.

Risk Disclosure Statement for Financial Derivatives Transactions (Chinatrust Commercial Bank Co., Ltd. invites you to read this Notice in detail.)

The Customer shall pay attention to and evaluate the risks stated below in conducting financial derivative transactions:

1.	The unfavorable market condition may cause damage to your position.

2.	Upon fluctuation of the market, the loss of your close-out position may be larger than expected.

3.	The Bank will trade contingent slip like stop & reverse when the market price exceeds the agreed price. Due to the fluctuation of the market, the contingent slip may not be traded at the agreed price exactly, resulting in a larger loss or smaller gain than expected.

4.	At an extreme, national or international market may cease trading, causing the Customer’s failure to close out the positions, resulting in a larger loss or smaller gain.

5.	The risk notice is so brief that it cannot detail all the transaction risks and factors affecting the market. Before entering into the transaction, the Customer shall evaluate it thoroughly and develop financial plans as well as risk assessment to prevent from unbearable losses.

6.	The Bank recommends the Customer to consult with independent law and transaction advisors.

The Contractor has reviewed the “risk disclosure statement” and gained an understanding of the content and transaction risks after the explanation of the Bank. The Contractor agrees to request for transactions either in oral or written after completely understanding the transaction risks. Upon the establishment of the transaction, the Contractor shall be responsible for the gains and losses and shall not request the Bank to assume the responsibilities for insufficient understanding of risk or any other reason.

Authorization of the authorized person

To: Chinatrust Commercial Bank Co., Ltd. (referred to as “the Bank” hereinafter):

In connection with the “Financial Transaction Master Agreement” and ISDA-related transactions, the Contractor hereby authorizes the following persons to be representatives. Each of the person is authorized to request for, instruct or complete transactions either in oral or written on behalf of the Contractor. This authorization is valid prior to the Bank’s confirmation of receipt of the Contractor’s revision in written.

Authorization company: Silicon Motion Inc.                         Date: 2004/11/25

Name	Jiang Chi-Chien	Lin Yue-Hwa	Wang Chen-Yu

Title	Vice president	Senior Director	Administrator

Authorization of Confirmation Stamp

To: Chinatrust Commercial Bank Co., Ltd. (referred to as the Bank hereinafter):

The Contractor authorizes the persons of the following signature to be the Contractor’s representatives and acknowledges that the confirmation stamps or the representatives’ signature below is authorized to enter into and confirm the “Financial Transaction Master Agreement” and ISDA-related transactions. Upon change of the confirmation stamp and authorized signature, the original authorization stamp and signature are still valid to confirm transactions prior to the Contractor’s written notice to the Bank about the termination and change of the authorization. The Contractor shall not deny the validity of the authorization stamp and signature as well as the transaction records.

Authorization company: Silicon Motion Inc.                         Date: 2004/11/25

                                         /s/ James Chow

Authorization Stamp or Signature of Transaction Confirmation	Confirmation Person (Confirmed by Phone)	Telephone No	Confirmation Person (Confirmed by Phone)	Telephone No
	Jiang Chi-Chien	03-5526888#2880

	Lin Yue-Hwa	03-5526888#2300

	Wang Chen-Yu	03-5526888#2301

*	Delivery of transaction confirmation:

☑ Fax first and mail out the transaction confirmation later, or

☐No fax needed; directly mail out the transaction confirmation.

Mailing address/ Department: No. 20-1 Taiyuan St., Jhubei City, Hsinchu County 302/ Department of Finance

Recipient: Wang Chen-Yu

Fax number: 03-5526988

*	The transaction confirmation and the phone confirmation are exclusively for the Customer’s review and confirmation. The actual transaction records will be subject to the Bank’s preserved data.

Authorization of Account Withholding

To: Chinatrust Commercial Bank Co., Ltd. (referred to as “the Bank” hereinafter):

In connection with the “Financial Transaction Master Agreement” and ISDA-related transactions, the Contractor hereby authorizes that the on each payment date, settlement fees, expenses and losses may be directly withheld from the Contractor’s deposits account, NTD or foreign exchange by the Bank. Upon the conversion of different currencies, the exchange rates shall be determined by the Bank on the fair market value basis. This authorization is valid till the Bank’s confirmation of receipt of the Contractor’s revision in written.

Authorization company: Silicon Motion Inc.                          Date: 2004/11/25

NTD Demand Deposits Account No.	FX Demand Deposits Account No.	OBU Demand Deposits Account No.
299-11-8084703	299-13-8084709

To: Chinatrust Commercial Bank Co., Ltd.:

Contractor:	Silicon Motion Inc. (Personal signature with original seal agreed upon)
Representative:	/s/ James Chow
ID Number:	97440546
Address (can be waived with the stamp card):
Date:	November 25, 2004.

Contractor:	(Personal signature with original seal agreed upon)
Representative:
ID Number:
Address (can be waived with the stamp card):
Date:

Contractor:	(Personal signature with original seal agreed upon)
Representative:
ID Number:
Address (can be waived with the stamp card):
Date:

Contractor:	(Personal signature with original seal agreed upon)
Representative:
ID Number:
Address (can be waived with the stamp card):
Date:

Supervised by	Undertaken by /s/ Yu-yen Chang	Guaranteed by /s/

Date: November 25, 2004.